Exhibit 10.3

Amended and Restated

Non-Employee Director Compensation Policy

DermTech, Inc.

The Board of Directors of DermTech, Inc. (the “Company”) has approved the following Amended and Restated Non-Employee Director Compensation Policy (this “Policy”), which establishes compensation to be paid to non-employee directors of the Company, effective as of March 28, 2021 (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”).  “Affiliate” means an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Restricted Stock Unit Grants

1.	Annual Restricted Stock Unit Grants to Incumbent Non-Employee Directors

Annually, on the date of the first meeting of the Board of Directors held following the Company’s annual meeting of stockholders in each year commencing in 2021 (each such meeting, the “Annual Stockholder Meeting”), each incumbent Non-Employee Director shall be granted a number of restricted stock units (“RSUs”) (each RSU representing the contingent right to receive one share of the Company’s common stock) that represents a market value of $170,000 based on the most-recent closing price of the Company’s common stock prior to the date of such grant, unless, at the sole discretion of the Compensation Committee, such a grant would exceed a burn rate threshold as established by the Compensation Committee based on guidance from compensation consultants or from ISS (or similar organizations), and/or based on its own analysis, in which case the number of RSUs granted may be a reduced number—but in no event shall it be reduced by more than one-half—as decided by the Compensation Committee (such grants, the “Annual Grants”).

2.	Initial Restricted Stock Unit Grant for Newly Appointed or Elected Directors

Each new Non-Employee Director after the Effective Time shall be granted i) a New Director Grant and ii) a Pro Rata Annual Grant in the form of RSUs approved at a board meeting or via written consent effective on his or her initial appointment or election to the Board as follows:

(i) A “New Director Grant” that will be the same number of RSUs as the most recent Annual Grant given to each Incumbent Non-Employee Director, unless the Compensation Committee determines to adjust this otherwise;

Amended and Restated Non-Employee Director Compensation Policy

(ii) A “Pro Rata Annual Grant” that will be a calculated number of RSUs, as follows: (a) that same number of RSUs as the most recent Annual Grant given to each Incumbent Non-Employee Director, unless the Compensation Committee determines to adjust this otherwise, multiplied by (b) the number of months between the date that the new Non-Employee Director first participates in a Board or Committee meeting (as a Board member) and the next Annual Shareholders Meeting (in all cases, rounded up to the next integer) divided by 12.

3.	One-Time Restricted Stock Unit Grants to Incumbent Non-Employee Directors

On a one-time basis, to the extent that any incumbent Non-Employee Director was not granted i) a New Director Grant and ii) a Pro Rata Annual Grant of RSUs upon joining the Board, as described in the section above, each such incumbent Non-Employee Director shall be granted a number of RSUs that represents a market value of $170,000 based on the average closing price of the Company’s common stock over the 20 trading days prior to the date of such grant, unless, at the sole discretion of the Compensation Committee, such a grant would exceed a burn rate threshold as established by the Compensation Committee based on guidance from compensation consultants or from ISS (or similar organizations), and/or based on its own analysis, in which case the number of RSUs granted may be a reduced number—but in no event shall it be reduced by more than one-half—as decided by the Compensation Committee (“One-Time Grant”).

4.	Terms for All Restricted Stock Unit Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant:

(i) Annual Grants shall vest in four equal quarterly installments over the one-year period following the grant date, subject to the continued service of the Non-Employee Director. The release date for the shares underlying the RSUs shall be the date that the RSU grant is fully vested, unless an election is made in advance of the grant for the release date to be the first business day in January of the year following the date that the RSU grant is fully vested.

(ii) New Director Grants shall vest in three equal annual installments over the three-year period following the grant date, subject to the continued service of the Non-Employee Director. The release dates for vested shares underlying the RSUs shall be the three vest dates described above unless an election is made in advance of the grant for the three release dates to be the first business day in January of the year following each vest date, respectively.

(iii) Pro Rata Annual Grants shall vest in full on the last vest date of the prior year’s Annual Grants, subject to the continued service of the Non-Employee Director. The release date for the shares underlying the RSUs shall be the date that the RSUs are fully vested, unless an election is made in advance of the grant for the release date to be the first business day in January of the year following the date that the RSU grant is fully vested.

(iv) One-Time Grants shall vest on—and the release date shall be—January 1, 2023.

All of the above RSU grants shall contain such other terms and conditions as set forth in the form of Restricted Stock Unit Agreement approved by the Board of Directors or the Compensation Committee.

Amended and Restated Non-Employee Director Compensation Policy

Annual Fees

Retroactive to January 1, 2021, each Non-Employee Director serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, as applicable, shall be entitled to annual fees in the following amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board Member	$40,000	$80,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,000	$14,000
Nominating and Corporate Governance Committee	$5,000	$10,000

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year, commencing in 2021. Such Annual Fees shall be paid in cash.

Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving in the applicable capacity as a member or chair of the Board of Directors or committee thereof and (ii) no fee shall be payable in respect of any period prior to the date such director was elected or appointed to serve in the applicable capacity as a member or chair of the Board of Directors or committee thereof.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.

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